Exhibit 24(b)(8)(a)(3):  Amendment No. 2 dated as of April 1, 2015,  to the Fund Participation Agreement dated April 30, 2003, as amended, by and among Voya Insurance and Annuity Company (formerly known as ING USA Annuity and Life Insurance Company and Golden American Life Insurance Company); Voya Retirement Insurance and Annuity Company (formerly known as ING Life Insurance and Annuity Company); ReliaStar Life Insurance Company; ReliaStar Life Insurance Company of New York; Security Life of Denver Insurance Company; and the American Funds Insurance Series

Amendment No. 2 to the Fund Participation Agreement

This Amendment No. 2 (“Amendment”) dated as of April 1, 2015, is to the Fund Participation Agreement dated April 30, 2003, as amended, (“Agreement”) by and among VOYA Insurance and Annuity Company (formerly known as ING USA Annuity and Life Insurance Company and Golden American Life Insurance Company), an Iowa stock life insurance company (the Company) on behalf of itself and certain of its separate accounts; (each an “Account Directed Services LLC, a Delaware limited liability corporation (“Company Distributor”); Voya Retirement Insurance and Annuity Company (formerly known as ING Life Insurance and Annuity Company), a life insurance company organized under the laws of the State of Connecticut; Reliastar Life Insurance Company, a life insurance company organized under the laws of the State of Minnesota; Reliastar Life Insurance Company of New York,  a life insurance company organized under the laws of the State of New York; Security Life of Denver Insurance Company, a life insurance company organized under the laws of the State of Colorado (individually and as the survivor and successor in interest following a merger with Southland Life Insurance Company); Capital Research and Management Company, a corporation organized under the laws of the State of Delaware (“CRMC”); and the American Funds Insurance Series, an open-end management investment company organized under the laws of the Commonwealth of Massachusetts (the “Series”).

Unless otherwise stated in this Agreement, any rights, obligations and liabilities of the undersigned companies are separate and distinct. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the parties (“Parties”) desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree to amend the Agreement as follows:

1.      The sixth recital is hereby deleted and replaced with the following:

“WHEREAS, certain Funds will serve as the underlying investments for the Contracts.  The initial Funds are set forth on Appendix C to this Agreement; and

2.      The first two sentences of Section 4 are hereby deleted and replaced by the following:

The Series has made and agrees to make Class 4 shares of the Funds that offer such share class available to the Contracts.   Company agrees to give the Series at least thirty (30) days’ notice prior to adding any additional Funds as underlying investment options to the Contracts. AFD reserves the right to approve any such addition.  Company will be entitled to a Rule 12b-1 fee paid by the Series and to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 4 shares of each Fund attributable to the Contracts with investments in Accounts corresponding to the Class 4 shares of each Fund for as long as the Series’ Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act for Class 4 shares (the “12b-1 plan”) remains in effect.

3.      Appendices A, B, and C are hereby replaced in their entirety with the appendices attached to this Amendment.

4.   The following Section 26 is added to the agreement:

26. During the term of this Agreement, Company shall perform the administrative services (“Services”) set forth on Appendix E hereto, as such appendix may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 4 Shares of each Fund. In consideration of Company performing the Services, the Series agrees to pay Company an administrative services fee of 0.25% of the average daily net asset value of all Class 4 Shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series.  The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 Shares of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365.  The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by Company as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically Company’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the prospectus and complaints from Contract owners, in determining whether to continue making payments under the Insurance Administrative Services Plan.  Company represents to the Series and CRMC that it will not receive compensation for the Services from contractholder fees or any other source.

5.   Appendix E is added to the agreement.

6.   The following Section 27 is added to the agreement:

27. Company may receive certain holdings information (the “Holdings Information”) related to the Funds on a daily, weekly, monthly or other periodic basis from the Series, CRMC or one of their designees in order to help evaluate the Funds for inclusion in the Contracts and to evaluate and coordinate with Company’s internal hedging program (the “Purpose”). Company agrees that the Holdings Information is confidential and may only be used by Company for the Purpose.  Company agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence; (b) may disclose or provide access to its employees who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose; (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents who are bound by an obligation of confidentiality no less stringent than set forth in this Agreement to ensure that such employees and agents protect the confidentiality of Holdings Information; (d) will instruct its employees and agents not to disclose Holdings Information to third parties, including without limitation customers, sub-contractors or consultants; and (e) will notify the Series and CRMC immediately of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party. Without limiting the foregoing, Company shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Holdings Information as it employs with respect to its own confidential information of a like importance

8.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

VOYA INSURANCE AND ANNUITY COMPANY

By:       /s/ Carolyn M. Johnson

Name:  Carolyn M. Johnson

Title:  Senior Vice President

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

By:       /s/ Carolyn M. Johnson

Name:  Carolyn M. Johnson

Title:  Senior Vice President

DIRECTED SERVICES, LLC

By:       /s/ Richard Gelfand

Name:  Richard Gelfand

Title:  Chief Financial Officer

RELIASTAR LIFE INSURANCE COMPANY (on

behalf of itself and each Account)

By:       /s/ Carolyn M. Johnson

Name:  Carolyn M. Johnson

Title:  Senior Vice President

RELIASTAR LIFE INSURANCE COMPANY

OF NEW YORK (on behalf of itself and each Account)

By:       /s/ Zachary Dunkin

Name:  Zachary Dunkin

Title:  Vice President

SECURITY LIFE OF DENVER INSURANCE

COMPANY (on behalf of itself and each Account)

By:       /s/ Lisa Gilarde

Name:  Lisa Gilarde

Title:  Vice President

AMERICAN FUNDS INSURANCE SERIES

By:       /s/ Steven L. Koszalka

Name: Steven I. Koszalka

Title:    Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:       /s/ Michael J. Downer

Name: Michael J. Downer

Title:    Senior Vice President and Secretary

  Appendix C – Initial Funds

American Funds Insurance Series	Class 4: Bond Fund Capital Income Builder Fund Global Growth Fund Growth Fund International Fund New World Fund

Appendix E

Administrative Services

1.         Periodic Reconciliation.  The Company shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of Company separate accounts and shares of the Funds.

2.         Record Maintenance.  To facilitate the reconciliation activities described in paragraph 1, the Company shall maintain with respect to each Separate Account holding the Funds’ Class 4 Shares and each Contract owner for whom such shares are beneficially owned the following records:

a.       Number of shares;

b.      Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.       Name and address and taxpayer identification numbers;

d.      Records of distributions and dividend payments; and

e.       Any transfers of shares.

3.         Fund Information.  The Company shall respond to inquiries from Contract owners regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.         Shareholder Communications. The Company shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contract owners. The Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Company shall respond to inquiries from Contract owners relating to the services provided by it and inquiries relating to the Funds.

5.         Transactional Services. The Company shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Accounts and Contract owners, mergers, splits and other reorganization activities of the Funds.

6.         Other Information.  The Company shall provide to the Accounts and Contract owners such other information as shall be required under applicable law and regulations.